Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2020 Financial Results

Strong Finish to the Year Produces Record $1.8 Million in Positive Cash Flow from Operations in the Fourth Quarter

Full Year 2020 Revenue up 14% to $34.6 Million

BOCA RATON, Fla. – March 10, 2021 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter and full year ended December 31, 2020.

“red violet delivered a solid quarter, concluding a year in which we performed better in all key financial metrics compared to 2019 despite pandemic impacts,” stated Derek Dubner, red violet’s CEO. “We saw rapid expansion in our profitability driven by increasing platform revenue, demonstrating our ability to drive highly profitable growth during a time of economic uncertainty. While the fourth quarter is historically a seasonally slower quarter for our business, I am extremely pleased with our performance, and 2021 is off to a great start with the first quarter pacing towards record revenue and adjusted EBITDA. As economic conditions improve, we are confident our innovative technology and customer-centric solutions are well positioned to continue to drive strong growth in 2021 and beyond.”

Fourth Quarter Financial Results

For the three months ended December 31, 2020 as compared to the three months ended December 31, 2019:

•	Total revenue decreased 1% to $9.0 million. Platform revenue increased 12% to $8.6 million. Services revenue decreased 74% to $0.4 million.
•	Net loss narrowed 61% to $1.9 million.
•	Adjusted EBITDA increased 49% to $1.2 million.
•	Gross profit increased 5% to $5.1 million. Gross margin increased to 57% from 54%.
•	Adjusted gross profit increased 11% to $6.3 million. Adjusted gross margin increased to 70% from 62%.
•	Generated $1.8 million in cash from operating activities in the fourth quarter.
•	Cash and cash equivalents were $13.0 million as of December 31, 2020.

Full Year Financial Results

For the year ended December 31, 2020 as compared to the year ended December 31, 2019:

•	Total revenue increased 14% to $34.6 million. Platform revenue increased 26% to $32.5 million. Services revenue decreased 54% to $2.0 million.
•	Net loss narrowed 38% to $6.8 million.
•	Adjusted EBITDA increased 213% to $5.9 million.
•	Gross profit increased 26% to $19.3 million. Gross margin increased to 56% from 51%.
•	Adjusted gross profit increased 29% to $23.3 million. Adjusted gross margin increased to 67% from 60%.
•	Generated $6.5 million in cash from operating activities in 2020.

Fourth Quarter and Recent Business Highlights

•

Despite pandemic headwinds, strong growth in our high-margin platform revenue allowed us to generate over 90% contribution of total incremental revenue to adjusted EBITDA, with a $4.3 million increase in total revenue in 2020 generating a $4.0 million increase in adjusted EBITDA.

•	idiCORE™ ended the fourth quarter 2020 with 5,726 customers, a 13% increase from the fourth quarter 2019.
•	FOREWARN® ended the fourth quarter 2020 with 48,377 users, a 58% increase from the fourth quarter of 2019.
•	Added 12 product development and infrastructure members to the technology team to address growth opportunities.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, write-off of long-lived assets and others, and sales and use tax expense. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update.  To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 6558028. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required.  Following the completion of the conference call, a replay will be available for approximately one week by dialing (855) 859-2056 or (404) 537-3406 with the replay passcode 6558028. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether 2021 is off to a great start with the first quarter pacing towards record revenue and adjusted EBITDA and whether our innovative technology and customer-centric solutions are well positioned to continue to drive strong growth in 2021 and beyond. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2019 filed on March 12, 2020, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2020 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$12,957	$11,776
Accounts receivable, net of allowance for doubtful accounts of $38 and $40 as of December 31, 2020 and 2019, respectively	3,201	3,543
Prepaid expenses and other current assets	581	722
Total current assets	16,739	16,041
Property and equipment, net	558	660
Intangible assets, net	27,170	24,034
Goodwill	5,227	5,227
Right-of-use assets	2,161	2,620
Other noncurrent assets	139	289
Total assets	$51,994	$48,871
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,075	$2,138
Accrued expenses and other current liabilities	1,458	1,571
Current portion of operating lease liabilities	552	491
Current portion of long-term loan	449	-
Deferred revenue	504	128
Total current liabilities	5,038	4,328
Noncurrent operating lease liabilities	1,908	2,459
Long-term loan	1,703	-
Total liabilities	8,649	6,787
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2020 and 2019	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 12,167,327 and 11,657,912 shares issued, 12,167,327 and 11,554,765 shares outstanding, as of December 31, 2020 and 2019	13	12
Treasury stock, at cost, 0 and 103,147 shares as of December 31, 2020 and 2019	-	(1,255)
Additional paid-in capital	66,005	59,187
Accumulated deficit	(22,673)	(15,860)
Total shareholders' equity	43,345	42,084
Total liabilities and shareholders' equity	$51,994	$48,871

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2020	2019
Revenue	$34,586	$30,286
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	11,276	12,257
Sales and marketing expenses	8,098	7,528
General and administrative expenses	17,827	18,824
Depreciation and amortization	4,216	2,889
Total costs and expenses	41,417	41,498
Loss from operations	(6,831)	(11,212)
Interest income, net	18	136
Loss before income taxes	(6,813)	(11,076)
Income taxes	-	-
Net loss	$(6,813)	$(11,076)
Loss per share:
Basic and diluted	$(0.57)	$(1.03)
Weighted average number of shares outstanding:
Basic and diluted	11,863,413	10,762,881

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$609	$454
General and administrative expenses	7,455	9,459
Total	$8,064	$9,913

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,813)	$(11,076)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,216	2,889
Share-based compensation expense	8,064	9,913
Write-off of long-lived assets	337	30
Provision for bad debts	406	582
Noncash lease expenses	459	422
Interest expense	12	-
Changes in assets and liabilities:
Accounts receivable	(64)	(1,860)
Prepaid expenses and other current assets	141	212
Other noncurrent assets	63	339
Accounts payable	(63)	(108)
Accrued expenses and other current liabilities	(125)	639
Deferred revenue	376	102
Operating lease liabilities	(490)	(437)
Net cash provided by operating activities	6,519	1,647
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(154)	(90)
Capitalized costs included in intangible assets	(5,508)	(5,912)
Net cash used in investing activities	(5,662)	(6,002)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	-	7,436
Proceeds from long-term loan	2,152	-
Taxes paid related to net share settlement of vesting of restricted stock units	(1,828)	(1,255)
Net cash provided by financing activities	324	6,181
Net increase in cash and cash equivalents	$1,181	$1,826
Cash and cash equivalents at beginning of period	11,776	9,950
Cash and cash equivalents at end of period	$12,957	$11,776
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$1,838	$788
Right-of-use assets obtained in exchange of operating lease liabilities	$-	$3,042
Operating lease liabilities arising from obtaining right-of-use assets	$-	$3,387

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, write-off of long-lived assets and others, and sales and use tax expense, as noted in the tables below. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2020	2019	2020	2019
Net loss	$(1,875)	$(4,856)	$(6,813)	$(11,076)
Interest expense (income), net	6	(13)	(18)	(136)
Depreciation and amortization	1,196	840	4,216	2,889
Share-based compensation expense	1,648	4,623	8,064	9,913
Write-off of long-lived assets and others	222	3	474	98
Sales and use tax expense	-	205	-	205
Adjusted EBITDA	$1,197	$802	$5,923	$1,893

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2020	2019	2020	2019
Revenue	$8,963	$9,050	$34,586	$30,286
Cost of revenue (exclusive of depreciation and amortization)	(2,694)	(3,414)	(11,276)	(12,257)
Depreciation and amortization of intangible assets	(1,143)	(777)	(3,990)	(2,637)
Gross profit	5,126	4,859	19,320	15,392
Depreciation and amortization of intangible assets	1,143	777	3,990	2,637
Adjusted gross profit	$6,269	$5,636	$23,310	$18,029

Gross margin	57%	54%	56%	51%
Adjusted gross margin	70%	62%	67%	60%

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts.  We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20
Customer metrics
idiCORE - billable customers(1)	4,020	4,370	4,781	5,064	5,326	5,375	5,758	5,726
FOREWARN - users(2)	15,444	19,721	23,853	30,577	36,506	40,857	44,927	48,377
Revenue metrics
Contractual revenue %(3)	67%	62%	66%	66%	69%	79%	68%	77%
Revenue attrition %(4)	5%	5%	6%	6%	8%	11%	10%	11%
Revenue from new customers(5)	$1,285	$1,596	$1,406	$1,018	$1,417	$916	$726	$877
Base revenue from existing customers(6)	$3,593	$4,480	$5,578	$6,690	$6,629	$5,047	$5,797	$6,678
Growth revenue from existing customers(7)	$856	$1,169	$1,273	$1,342	$1,254	$1,093	$2,744	$1,408
Platform financial metrics
Platform revenue(8)	$4,894	$6,153	$7,085	$7,652	$8,108	$6,857	$8,968	$8,604
Cost of revenue (exclusive of depreciation and amortization)	$2,069	$2,287	$2,286	$2,431	$2,498	$2,427	$2,489	$2,447
Adjusted gross margin	58%	63%	68%	68%	69%	65%	72%	72%
Services financial metrics
Services revenue(9)	$839	$1,093	$1,171	$1,399	$1,191	$200	$299	$360
Cost of revenue (exclusive of depreciation and amortization)	$600	$765	$836	$983	$794	$159	$214	$246
Adjusted gross margin	29%	30%	29%	30%	33%	20%	28%	31%
Other metrics
Employees - sales and marketing	47	48	48	51	51	53	52	53
Employees - support	6	7	8	7	8	8	9	9
Employees - infrastructure	12	12	13	11	13	12	12	14
Employees - engineering	20	20	25	23	26	27	27	32
Employees - administration	14	14	13	16	15	14	15	18

(1)

We define a billable customer of idiCORE as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2)	We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.
(3)

Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4)

Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue. It excludes expansion revenue and revenue from FOREWARN. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5)

Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6)

Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7)	Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.
(8)

Platform revenue consists of both contractual and transactional revenue generated from our technology platform, CORE. It includes all revenue generated through our idiCORE and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9)	Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com